Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS SECOND-QUARTER 2012 RESULTS

RESULTS CONSISTENT WITH REVISED GUIDANCE

SIGNIFICANT FINANCIAL PERFORMANCE IMPROVEMENT PROJECTED FOR SECOND HALF OF 2012

WARREN, Ohio – August 9, 2012 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2012.

Second-quarter 2012 net sales were $234.3 million, an increase of $43.9 million, or 23.0%, compared with $190.4 million for the second quarter of 2011. The increase in the current quarter’s net sales was primarily due to the consolidation of the operating results of PST, the Brazilian joint venture in which the Company now has a controlling ownership interest. Excluding the net sales of PST in the second quarter of 2012, net sales were $195.8 million, an increase of $5.4 million, or 2.8%, from the same period a year ago as a result of increased production volumes in the agricultural and off-road markets.

Net loss for the second quarter of 2012 was $3.6 million, or $(0.13) per diluted share, compared with net income of $3.4 million, or $0.14 per diluted share, in the second quarter of 2011. The decrease in net income was primarily due to lower sales of higher margin products at PST as a result of the slowing Brazilian economy, significant unfavorable movements in foreign exchange rates and lower-than-expected growth in the North American and European commercial vehicle markets. In addition, the Company’s results were negatively impacted by two items related to our PST segment: depreciation and amortization of purchase accounting adjustments of $2.8 million, and business realignment charges of $1.3 million.

For the six months ended June 30, 2012, the Company reported net sales of $496.5 million, a 29.5% increase from $383.5 million for the same period in 2011. Net income for the first six months was $2.3 million, or $0.09 per diluted share, down from $6.3 million, or $0.25 per diluted share, for the prior-year six-month period.

As of June 30, 2012, Stoneridge’s consolidated cash position was $39.2 million, a decrease of $39.6 million from December 31, 2011. The change in the cash balance was primarily the result of the $19.8 million in cash used to fund the final portion of the PST transaction, which was completed on January 5, 2012. The Company also has repaid $13.0 million of borrowing on its asset-backed lending facility during the first half of 2012.

Outlook

“As we announced in our press release of August 2, 2012, we have revised annual sales guidance to the range of $970 million to $1.01 billion,” said John C. Corey, President and Chief Executive Officer. “However, each of our businesses is taking actions to mitigate a portion of the lower profitability and cash flow resulting from the lower revenues, and we expect our financial performance to improve in the second half due to rising sales levels at PST, along with the impact of our cost reductions and pricing actions. Our revised guidance for gross margins in the range of 24.5% to 26.5% is near the range that we originally guided to in February and reaffirmed in May. Our revised expectations for operating margins in the range of 4.5% to 6.0% and earnings per share in the $0.75 to $1.00 range are consistent with our projected benefits from management’s actions in response to changing market conditions.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2012 second-quarter results can be accessed at 11 a.m. Eastern time on Thursday, August 9, 2012, at www.stoneridge.com, which will also offer a webcast replay. In addition, a slide deck for the conference call is available at www.stoneridge.com.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, off-highway vehicle and motorcycle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in commercial vehicle, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2012	2011	2012	2011

Net sales	$234,265	$190,417	$496,532	$383,461

Costs and expenses:
Cost of goods sold	180,606	152,699	377,735	306,453
Selling, general and administrative	52,042	30,305	105,331	62,895

Operating Income	1,617	7,413	13,466	14,113

Interest expense, net	5,162	4,289	10,517	8,555
Equity in earnings of investees	(97)	(1,808)	(236)	(3,724)
Other expense, net	2,734	534	2,403	1,533

Income (loss) before income taxes	(6,182)	4,398	782	7,749

Provision (benefit) for income taxes	(884)	1,158	334	1,835

Net income (loss)	(5,298)	3,240	448	5,914

Net loss attributable to noncontrolling interest	(1,740)	(124)	(1,873)	(339)

Net income (loss) attributable to Stoneridge, Inc. and
subsidiaries	$(3,558)	$3,364	$2,321	$6,253

Basic net income (loss) attributable to Stoneridge,
Inc. and subsidiaries per share	$(0.13)	$0.14	$0.09	$0.26
Basic weighted average shares outstanding	26,424	24,162	26,322	24,090

Diluted net income (loss) attributable to Stoneridge,
Inc. and subsidiaries per share	$(0.13)	$0.14	$0.09	$0.25
Diluted weighted average shares outstanding	26,424	24,606	26,999	24,545

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30.	December 31,
(in thousands)	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$39,164	$78,731
Accounts receivable, less reserves of $2,397 and $1,485, respectively	160,329	162,354
Inventories, net	116,494	120,645
Prepaid expenses and other current assets	33,725	28,393
Total current assets	349,712	390,123

Long-term assets:
Property, plant and equipment, net	121,279	124,802
Other Assets
Intangible assets, net	92,367	102,731
Goodwill	64,706	68,808
Investments and other long-term assets, net	12,456	11,193
Total long-term assets	290,808	307,534
Total assets	$640,520	$697,657

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of debt	$37,076	$44,246
Revolving credit facilities	26,065	39,181
Accounts payable	84,931	83,859
Accrued expenses and other current liabilities	54,032	91,417
Total current liabilities	202,104	258,703

Long-term liabilities:
Long-term debt	181,807	183,711
Deferred income taxes	66,912	69,110
Other long-term liabilities	5,312	5,494
Total long-term liabilities	254,031	258,315

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,433 and 27,097
shares and outstanding 28,054 and 26,222 shares, respectively, with no stated value	-	-
Additional paid-in capital	182,373	170,775
Common Shares held in treasury, 379 and 875 shares, respectively, at cost	(1,866)	(1,870)
Accumulated deficit	(25,942)	(28,263)
Accumulated other comprehensive loss	(14,475)	(9,615)
Total Stoneridge Inc. and subsidiaries shareholders’ equity	140,090	131,027
Noncontrolling interest	44,295	49,612
Total shareholders' equity	184,385	180,639
Total liabilities and shareholders' equity	$640,520	$697,657

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended		Six months ended
		June 30,		June 30,
(in thousands)	2012	2011	2012	2011
Net income (loss)	$(5,298)	$3,240	$448	$5,914
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(17,456)	2,159	(10,345)	4,466
Unrealized loss on marketable securities	-	(29)	-	(35)
Unrealized gain (loss) on derivatives	(1,771)	584	5,485	704
Other comprehensive income (loss)	(19,227)	2,714	(4,860)	5,135
Consolidated comprehensive income (loss)	(24,525)	5,954	(4,412)	11,049
Comprehensive loss attributable to noncontrolling interest	(1,740)	(124)	(1,873)	(339)
Comprehensive income (loss) attributable to
Stoneridge, Inc. and subsidiaries	$(22,785)	$6,078	$(2,539)	$11,388

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Six months ended June 30 (in thousands)	2012	2011

OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$15,316	$(23,113)

INVESTING ACTIVITIES:
Capital expenditures	(14,370)	(14,117)
Proceeds from sale of fixed assets	301	3
Capital contribution from noncontrolling interest	-	271
Payment for additional interest in PST	(19,779)	-
Net cash used for investing activities	(33,848)	(13,843)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	11,310	893
Revolving credit facility payments	(24,426)	(457)
Proceeds from issuance of other debt	18,871	-
Repayments of other debt	(26,124)	(130)
Other financing costs	(111)	(96)
Repurchase of Common Shares to satisfy employee tax withholding	(1,119)	(744)
Net cash used for financing activities	(21,599)	(534)

Effect of exchange rate changes on cash and cash equivalents	564	1,964

Net decrease in cash and cash equivalents	(39,567)	(35,526)

Cash and cash equivalents at beginning of period	78,731	71,974

Cash and cash equivalents at end of period	$39,164	$36,448

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$754	$1,208
Issuance of Common Shares for acquisition of additional PST interest	$10,197	$-